UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File No. 000-51306

SOUTHRIDGE ENTERPRISES INC.
 (Exact name of registrant as specified in its charter)

3625 N. HALL STREET SUITE 900
DALLAS, TEXAS 75219-5106
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common stock .001 par value, preferred stock .001 par value
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty
to file reports under Section 13(a) or 15(d) remains)

Please place an ☒ in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☒	Rule 12h-3(b)(1)(i)	☐
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: 134

Pursuant to the requirements of the Securities Exchange Act of 1934, NRP Stone, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: April 5, 2011
By:	/s/Michael Davis
By: Michael Davis, President